For Immediate Release

Date:                      October 27, 2010
Contact:                 Roger S. Deacon
Chief Financial Officer
Phone:                    (215) 775-1435

FOX CHASE BANCORP, INC. ANNOUNCES EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010

HATBORO, PA, October 27, 2010 – Fox Chase Bancorp, Inc. (the “Company”) (NASDAQ GM: FXCB), the holding company for Fox Chase Bank (the “Bank”), today announced net income of $692,000 and $1.9 million for the three and nine months ended September 30, 2010, respectively, compared to net income of $513,000 and $1.4 million for the three and nine months ended September 30, 2009, respectively.  Earnings per share for the three and nine months ended September 30, 2010 was $0.05 and $0.13, respectively, compared to $0.04 and $0.10 for the same periods in 2009, respectively.

Highlights for the three and nine month periods ended September 30, 2010 included:

•
Net interest income increased $937,000, or 15.4%, to $7.0 million for the three months ended September 30, 2010, compared to $6.1 million for the three months ended September 30, 2009 and increased $2.8 million, or 16.3%, to $20.1 million for the nine months ended September 30, 2010 from $17.3 million for the same period in 2009, primarily due to a decrease in interest expense on deposits.  Significant maturities of higher rate certificates of deposit and repricing of other deposit products occurred in the quarter and year to date resulting in improved funding costs.

•	Net interest margin was 2.35% for the three months ended September 30, 2010 compared to 2.37% for the three months ended June 30, 2010 and 2.09% for the three months ended September 30, 2009.
•	Efficiency ratio improved to 70.0% for the three months ended September 30, 2010 compared to 73.0% for the three months ended June 30, 2010 and 81.5% for the three months ended September 30, 2009.
•
Provision for loan losses increased $1.4 million to $2.9 million for the three months ended September 30, 2010, from $1.5 million for the three months ended September 30, 2009 and increased $2.4 million to $4.9 million for the nine months ended September 30, 2010 from $2.4 million for the same period in 2009. The increase in the provision for loan losses is to allow the Company to expedite the reduction in the levels of nonperforming loans over the next several quarters.

•
Offsetting the increased provision for loan losses were pre-tax gains of approximately $2.0 million on the sale of approximately $36.5 million of mortgage related securities.   These sales were made as premiums on such securities were at historically high levels.

•
Other noninterest expense, which increased $417,000 and $533,000 for the three and nine months ended September 30, 2010, included a $345,000 and $379,000 valuation allowance on assets acquired through foreclosure for the three and nine months ended September 30, 2010, respectively.  There were no such valuation allowances during the comparable periods in 2009.

•
Total assets were $1.13 billion at September 30, 2010, a decrease of $42.9 million, or 3.7%, from $1.17 billion at December 31, 2009. The decrease was primarily due to a $95.1 million, or 23.6%, decrease in mortgage related securities offset by a combined $50.6 million increase in loans, investment securities and cash and cash equivalents.

•
Total liabilities were $925.9 million at September 30, 2010, a decrease of $124.3 million, or 11.8%, from $1.05 billion at December 31, 2009 and a decrease of $110.8 million, or 10.7%, from $1.04 billion at June 30, 2010. The decrease was primarily a result of a reduction in certificates of deposit as the Bank had $131.5 million of certificates of deposit mature during September 2010 at an average rate of 3.50%, of which of $50.2 million were retained at an average rate of 1.37%.

•
Total stockholders’ equity was $205.1 million at September 30, 2010, an increase of $81.4 million, or 65.9%, from $123.6 million at December 31, 2009, due primarily to the $77.8 million in net proceeds from the Company’s second step conversion and reorganization to a fully public entity.

Credit related items as of and for the quarter ended September 30, 2010 include:

•	Allowance for loan losses increased to $11.3 million, or 1.70% of total loans, at September 30, 2010 compared to $10.6 million, or 1.65% of total loans, at December 31, 2009;

•
Loan charge-offs increased to $3.3 million for the three months ended September 30, 2010 and $4.1 million for the nine months ended September 30, 2010.  Loan charge-offs during the quarter were comprised of $1.8 million related to three commercial construction residential projects, $1.2 million related to three residential mortgage loans and $282,000 related to a second mortgage home equity loan;

•
Nonperforming assets declined to $31.5 million, or 2.78% of total assets, at September 30, 2010 from $32.0 million, or 2.57% of total assets, at June 30, 2010 and $33.7 million, or 2.87% of total assets, at December 31, 2009;

•	Nonperforming assets were comprised of the following asset classes at September 30, 2010 and June 30, 2010, respectively:

·	construction loans for residential projects – decreased to $11.1 million from $12.1 million;

·	commercial real estate loans – increased to $8.2 million from $6.2 million;

·	commercial and industrial loans – decreased to $308,000 from $313,000;

·	one-to-four family residential and home equity loans – decreased to $8.0 million from $9.1 million; and

·	assets acquired through foreclosure – decreased to $3.8 million from $4.3 million.

Commenting on the Company’s third quarter performance, Thomas M. Petro, President and Chief Executive Officer said, “We continued to address credit issues this quarter by writing down nonperforming assets that we feel we can liquidate in the next three to six months.  These liquidations, coupled with lower funding costs and improving operating metrics, will better position the Company for improved long-term financial performance in the coming year.  Our goal is to remain well positioned to exit the credit cycle with a strong balance sheet and capital to grow.  We believe our actions will help position the Company for long-term shareholder value in future periods.”

Fox Chase Bancorp, Inc will host a conference call to discuss third quarter 2010 results on Thursday, October 28, 2010 at 9:00 am EDT.  The general public can access the call by dialing (877) 317-6789.  A replay of the conference call will be available through November 8, 2010 by dialing (877) 344-7529; use Conference ID: 444834.

Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

CONSOLIDATED STATEMENT OF OPERATIONS
 (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
INTEREST INCOME
Interest and fees on loans	$9,382	$8,698	$27,317	$25,833
Interest on money market funds	-	23	-	183
Interest on mortgage related securities available-for-sale	2,691	3,975	9,438	10,735
Interest on investment securities available-for-sale
Taxable	142	238	315	623
Nontaxable	84	107	257	390
Dividend income	-	-	-	1
Other interest income	86	290	249	426
Total Interest Income	12,385	13,331	37,576	38,191
INTEREST EXPENSE
Deposits	3,734	5,478	12,531	15,576
Federal Home Loan Bank advances	1,194	1,333	3,602	3,992
Other borrowed funds	437	437	1,296	1,298
Total Interest Expense	5,365	7,248	17,429	20,866
Net Interest Income	7,020	6,083	20,147	17,325
Provision for loan losses	2,889	1,450	4,855	2,412
Net Interest Income after Provision for Loan Losses	4,131	4,633	15,292	14,913
NONINTEREST INCOME
Service charges and other fee income	243	192	742	672
Net gain on sale of premises and equipment	6	-	6	-
Net gain on sale of loans	-	-	-	3
Income on bank-owned life insurance	119	115	352	336
Other	62	58	167	269

Total other-than-temporary impairment loss	-	-	-	(605)
Less: Portion of loss recognized in other comprehensive income (before taxes)	-	-	-	448
Net other-than-temporary impairment loss	-	-	-	(157)
Net gains on sale of investment securities	1,963	958	1,963	1,546
Net investment securities gains	1,963	958	1,963	1,389
Total Noninterest Income	2,393	1,323	3,230	2,669
NONINTEREST EXPENSE
Salaries, benefits and other compensation	3,070	3,198	9,016	8,963
Occupancy expense	455	441	1,394	1,374
Furniture and equipment expense	140	170	427	571
Data processing costs	372	384	1,134	1,146
Professional fees	307	267	924	831
Marketing expense	75	72	241	242
FDIC premiums	343	343	1,116	1,415
Other	796	379	1,688	1,155
Total Noninterest Expense	5,558	5,254	15,940	15,697
Income Before Income Taxes	966	702	2,582	1,885
Income tax provision	274	189	731	473
Net Income	$692	$513	$1,851	$1,412
Earnings per share:
Basic	$0.05	$0.04	$0.13	$0.10
Diluted	$0.05	$0.04	$0.13	$0.10

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Share Data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and due from banks	$182	$44
Interest-earning demand deposits in other banks	77,814	65,374
Total cash and cash equivalents	77,996	65,418
Investment securities available-for-sale	33,406	19,548
Mortgage related securities available-for-sale	307,805	402,919
Loans, net of allowance for loan losses of $11,311
at September 30, 2010 and $10,605 at December 31, 2009	655,428	631,296
Assets acquired through foreclosure	3,786	4,052
Federal Home Loan Bank stock, at cost	10,435	10,435
Bank-owned life insurance	13,019	12,667
Premises and equipment	10,817	11,137
Real estate held for investment	1,730	1,730
Accrued interest receivable	4,454	4,467
Mortgage servicing rights, net	465	683
Deferred tax asset, net	1,117	1,467
Other assets	10,458	7,999
Total Assets	$1,130,916	$1,173,818

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits	$738,834	$858,277
Federal Home Loan Bank advances	123,905	137,165
Other borrowed funds	50,000	50,000
Advances from borrowers for taxes and insurance	1,108	2,119
Accrued interest payable	598	696
Accrued expenses and other liabilities	11,419	1,927
Total Liabilities	925,864	1,050,184
STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized, none issued and outstanding at September 30, 2010 and
December 31, 2009)	-	-
Common stock ($.01 par value; 60,000,000 shares authorized,
14,547,173 shares issued and outstanding at September 30, 2010 and 35,000,000 shares authorized, 14,679,750 shares issued
and 13,609,187 shares outstanding at December 31, 2009)	145	147
Additional paid-in capital	133,725	64,016
Treasury stock, at cost (0 shares at September 30, 2010 and
1,070,563 shares at December 31, 2009)	-	(11,814)
Common stock acquired by benefit plans	(9,441)	(6,862)
Retained earnings	73,415	71,604
Accumulated other comprehensive income, net	7,208	6,543
Total Stockholders' Equity	205,052	123,634

Total Liabilities and Stockholders' Equity	$1,130,916	$1,173,818

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
CAPITAL RATIOS:
Total stockholders’ equity (to total assets) (1)	18.13%	16.60%	10.53%	10.70%

Tier 1 capital (to adjusted assets) (2)	13.09	11.89	8.51	8.63
Tier 1 risk –based capital (to risk-weighted assets) (2)	22.49	21.89	15.41	15.39
Total risk-based capital (to risk-weighted assets) (2)	23.63	23.14	16.57	16.53

ASSET QUALITY INDICATORS:
Nonperforming loans (3)	$27,672	$27,728	$29,680	$16,216
Real estate owned	3,786	4,276	4,052	-
Total nonperforming assets	$31,458	$32,004	$33,732	$16,216

Ratio of nonperforming loans to total loans	4.15%	4.13%	4.62%	2.51%
Ratio of nonperforming assets to total assets	2.78	2.57	2.87	1.37
Ratio of allowance for loan losses to total loans	1.70	1.74	1.65	1.32
Ratio of allowance for loan losses to
nonperforming loans	40.9	42.1	35.7	52.4

Past due loans
30 - 59 days	$5,638	$5,173	$1,269	$9,578
60 - 89 days	82	10	2,306	1,705
Total	$5,720	$5,183	$3,575	$11,283

(1)  Represents stockholders’ equity ratio of Fox Chase Bancorp, Inc.
(2)  Represents capital ratios of Fox Chase Bank
(3)  Includes nonaccruing loans and accruing loans past due 90 days or more

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
PERFORMANCE RATIOS (4):
Return on average assets	0.23%	0.21%	0.17%
Return on average equity	1.34	1.90	1.63
Net interest margin	2.35	2.37	2.09
Efficiency ratio (5)	70.0	73.0	81.5

OTHER:
Tangible book value per share	$14.10	$14.19	$9.28
Employees (full-time equivalents)	139	137	138

	For the Nine Months Ended
	September 30,	September 30,
	2010	2009
PERFORMANCE RATIOS (4):
Return on average assets	0.21%	0.17%
Return on average equity	1.61	1.52
Net interest margin	2.33	2.14
Efficiency ratio (5)	72.7	84.4

(4)  Annualized
(5)   Represents noninterest expense, excluding valuation allowance on assets acquired through foreclosure, divided by the sum of net interest income and noninterest income,
     excluding gains or losses on the sale of securities, premises   and equipment and assets acquired through foreclosure.

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